Exhibit 99.1

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release

Contact:	Investors:	Stanton K. Rideout	(602) 366-8589
	Media:	Peter J. Faur	(602) 366-7993

Phelps Dodge Reports Second Quarter Results

2003 Second Quarter Highlights

•	Second quarter net loss of $15.2 million (21 cents per share), compared with second quarter 2002 net loss of $34.3 million (46 cents per share)

•	Second quarter net loss included an after-tax, net special gain of $4.5 million (5 cents per share), including the sale of a cost-basis wire and cable investment partially offset by environmental reserve provisions; second quarter 2002 net loss included after-tax, net special losses of $12.7 million (16 cents per share)

•	London Metal Exchange (LME) copper price averaged 74.4 cents per pound in the 2003 second quarter, compared with 73.0 cents for the corresponding period in 2002 and 75.5 cents in the 2003 first quarter

•	The New York Commodity Exchange (COMEX) copper price averaged 74.7 cents per pound during the quarter, compared with 74.1 cents for the corresponding period in 2002 and 76.0 cents in the 2003 first quarter

•	Quest for Zero, the company’s comprehensive, lean-production and waste elimination program, achieved $76 million in improvements in the 2003 second quarter, bringing the total to $421 million since the program was announced in May 2001 — the annualized run rate currently is slightly in excess of $300 million

Consolidated Results (Unaudited)

			Six Months Ended
(Dollars in millions except	Second Quarter		June 30,

per share amounts)	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Sales	$962.2	966.8	1,940.2	1,885.3
Operating income (loss)	$17.2	(10.2)	45.9	2.5
Net loss	$(15.2)	(34.3)	(30.2)	(59.1)
Loss per share	$(0.21)	(0.46)	(0.42)	(0.77)
Cash flow from operating activities	$31.0	69.5	37.0	179.7
Capital expenditures and investments	$50.0	28.0	77.3	50.8
Total debt	$2,061.1	2,654.8	2,061.1	2,654.8
Cash	$298.2	870.3	298.2	870.3

*	See Note 4 to Consolidated Financial Information.

Supplemental Data — Special Items and Provisions (Unaudited)

			Six Months Ended
(Dollars in millions except	Second Quarter		June 30,

per share amounts)	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Special Items and Provisions Impacting Statement of Operations:
Operating income (loss)	$(2.1)	(30.3)	(0.2)	(26.5)
Total, after-tax	$4.5	(12.7)	14.0	3.5
Per share	$0.05	(0.16)	0.16	0.04

The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of its reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. Our non-GAAP measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on July 28 at 11:00 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, July 28, 2003 – Phelps Dodge Corp. (NYSE: PD) today reported a consolidated net loss in the 2003 second quarter of $15.2 million, or 21 cents per share. This net loss included a net special gain of $4.5 million, or 5 cents per share, after taxes. The net special gain resulted primarily from the sale of a cost-basis wire and cable investment ($6.4 million), partially offset by net environmental reserve provisions ($1.9 million).

By comparison, in the second quarter of 2002, the company reported a net loss of $34.3 million, or 46 cents per share. This amount included a special, after-tax net loss of $12.7 million, or 16 cents per share. (See Note 1 to Consolidated Financial Information, “Special Items and Provisions.”)

J. Steven Whisler, chairman, president and chief executive officer, said: “Lackluster copper prices continued to mirror the uncertainty of global economic conditions, and our reported results, while improved, reflected this environment. However, recently copper inventories have decreased measurably, and published leading economic indicators suggest we may be poised for economic recovery.

“We continue to strengthen our operations through Quest for Zero, our company-wide and systematic operating income improvement program. Our implied full unit cost of copper production for the second quarter and first half were essentially unchanged from corresponding 2002 periods, although we have been able to offset costs due to unfavorable mine haulage profiles, higher energy and health care and other employee-related costs, and increases to our expenditures for exploration and technology. We expect to achieve fourth quarter QFZ improvements of $90 million - $100 million, equating to an annualized run-rate of $360 million - $400 million.

“We remain determined to drive toward our “stretch” goal of an implied production cost of 60 cents per pound. The steps we’re taking today will translate to strong profitability when the global economy improves.”

Sales

Consolidated sales were $962.2 million in the 2003 second quarter and $1,940.2 million in the first six months of 2003, compared with $966.8 million and $1,885.3 million in the corresponding 2002 periods. The 3 percent increase in sales for the first six months of 2003 resulted primarily from slightly higher copper prices, higher molybdenum realizations and higher specialty chemical sales, partially offset by lower wire and cable sales. The improved specialty chemical sales resulted from higher average unit selling prices worldwide due to higher feedstock-related increases. The decrease in wire and cable sales was attributable to lower sales volumes as a result of reduced demand worldwide.

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results (Unaudited)

			Six Months Ended
	Second Quarter		June 30,

(Dollars in millions except unit prices and cost)	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Sales	$641.6	644.5	1,296.6	1,256.2
Operating income	$25.8	38.2	61.5	65.5
Special items in operating income	$(0.5)	20.9	(0.5)	34.7
LME copper price (per lb.)	$0.744	0.730	0.749	0.718
COMEX copper price (per lb.)	$0.747	0.741	0.754	0.732
Metals Week molybdenum (per lb.)	$5.21	4.35	4.63	3.55
Implied full unit cost of copper production (per lb.)**	$0.695	0.698	0.691	0.689
Implied cash unit cost of copper production (per lb.)**	$0.535	0.534	0.535	0.526
Copper production (own mines, in thousand tons)	259.3	254.6	519.7	511.8
Copper sales (own mines, in thousand tons)	266.5	264.7	530.3	533.2
Molybdenum production (own mines, in million lbs.)	13.1	10.4	24.6	21.0
Molybdenum sales (own mines, in million lbs.)	13.5	11.3	27.3	24.1
Capital expenditures and investments	$17.1	20.7	37.0	38.1

*	See Note 4 to Consolidated Financial Information.

**	Implied full unit cost of copper production is based on PDMC’s operating margin per pound of copper sold (i.e., PDMC operating income (loss) excluding special items, divided by pounds of PD-mined copper sold, deducted from the LME copper price). Implied cash unit cost of copper production excludes PDMC’s segment depreciation, depletion and amortization and copper mine closure accrual from its operating margin in the above calculation. Note that our measures of implied unit cost of copper may not be comparable to similarly titled measures reported by other companies.

Operating income of $25.8 million in the second quarter of 2003 decreased by $12.4 million compared with the corresponding 2002 period primarily due to a special, pre-tax gain of $20.9 million in the 2002 second quarter that was not repeated in the corresponding 2003 period. Excluding special items, PDMC’s operating income increased $9.0 million, primarily due to approximately 1.4 cents per pound higher LME copper prices (approximately $7.5 million).

The implied full and cash unit cost of copper production for the second quarter of 2003 were comparable to the corresponding 2002 period. Favorable Quest for Zero operating income improvements and molybdenum prices reduced implied unit production costs by approximately 4 and 3.5 cents per pound, respectively. These improvements were primarily offset by unfavorable stockpile and inventory changes (approximately 2.5 cents per pound), unfavorable mine haulage profiles and ore grades (approximately 2.5 cents per pound), higher energy costs (approximately 1.5 cents per pound), and higher salary and benefit costs (approximately 1 cent per pound).

Phelps Dodge Industries (PDI)

PDI Results (Unaudited)

			Six Months Ended
	Second Quarter		June 30,

(Dollars in millions)	2003	2002	2003	2002

Sales:
Specialty chemicals	$166.1	140.5	328.2	269.8
Wire and cable	154.5	181.8	315.4	359.3

	$320.6	322.3	643.6	629.1

Operating income:
Specialty chemicals	$15.0	17.0	29.1	30.2
Wire and cable	3.5	3.3	6.9	6.1

	$18.5	20.3	36.0	36.3

Special items in operating income:
Specialty chemicals	$—	—	3.2	—
Wire and cable	—	—	—	—

	$—	—	3.2	—

Capital expenditures and investments	$10.0	5.8	16.4	9.5

PDI’s sales of $320.6 million were comparable with sales in the 2002 second quarter. Specialty chemicals sales of $166.1 million for the 2003 second quarter increased 18 percent primarily from higher average unit selling prices worldwide due to higher feedstock-related increases (approximately $23 million). This increase was offset by a 15 percent decrease in wire and cable sales as a result of reduced demand stemming from continuing global economic uncertainty.

The decrease in operating income in the second quarter ($1.8 million) compared with the 2002 second quarter was attributable to lower sales volumes and the timing of plant turnarounds for specialty chemical operations, partially offset by higher average unit selling prices worldwide.

Corporate Matters

The company’s total debt at June 30, 2003, was $2,061.1 million, compared with $2,105.2 million at March 31, 2003, and $2,110.6 million at year-end 2002. The company’s ratio of debt to total capitalization was 41.6 percent at June 30, 2003, versus 42.3 percent at March 31, 2003, and December 31, 2002.

Cash flow provided by operating activities was $31.0 million in the 2003 second quarter and $37.0 million in the first six months of 2003, compared with $69.5 million and $179.7 million in the corresponding 2002 periods. The decrease in the first six months of 2003 primarily reflected payments for an historic Cyprus Amax lawsuit and arbitration award ($48.6 million), higher working capital associated with accounts receivable ($62.6 million) primarily due to unusually low seasonal volumes in copper accounts receivable at December 31, 2002, and higher prices and volumes for specialty chemicals, higher stockpiles and inventories ($15.0 million), and lower accounts receivable securitization proceeds ($10.0 million); partially offset by lower interest payments ($8.1 million).

In May 2003, the company terminated $375 million of fixed-to-floating interest rate swaps associated with corporate debt maturing in 2005 and 2007. In the second quarter of 2003, we received cash proceeds of $35.9 million; $34.6 million was reflected as a deferred gain on the balance sheet and will be amortized over the remaining life of the underlying debt using the effective interest method.

On June 4, 2003, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on August 15, 2003.

Based on recent discussions with the Staff of the Securities and Exchange Commission regarding the balance sheet classification of certain mining concessions, primarily mining concessions containing proven and probable ore reserves and mineralized material at the company’s South American mines, the company has reclassified such mining concessions from “Property, plant and equipment, net” to “Intangible assets.” Additionally, previously reported historical amounts have been reclassified for comparative purposes. Refer to Note 5 for further discussion.

Annual Meeting

The company announced today it has rescheduled the 2004 annual meeting of shareholders from May 5 to May 28, 2004.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s second-quarter conference call with the financial community on Monday, July 28, at 11:00 a.m. Eastern Daylight Time. Management plans to discuss 2003 second-quarter results and provide its outlook for the 2003 third quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company’s two divisions, Phelps Dodge Mining Company and Phelps Dodge Industries, employ approximately 13,500 people in 27 countries.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management’s Discussion and Analysis in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2002.

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PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
(Unaudited; in millions except per share data)

			Six Months Ended
	Second Quarter		June 30,

	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Sales and other operating revenues	$962.2	966.8	1,940.2	1,885.3

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	787.0	804.6	1,594.3	1,570.4
Depreciation, depletion and amortization	107.2	103.1	208.8	206.0
Selling and general administrative expense	35.8	29.8	68.5	62.0
Exploration and research expense	12.9	9.2	22.5	17.9
Special items and provisions, net (see Note 1)	2.1	30.3	0.2	26.5

	945.0	977.0	1,894.3	1,882.8

Operating income (loss)	17.2	(10.2)	45.9	2.5
Interest expense	(37.0)	(49.2)	(73.0)	(102.0)
Capitalized interest	0.1	—	0.2	—
Miscellaneous income and expense, net	12.3	(0.3)	13.2	1.7

Loss before taxes, minority interests, equity in net earnings of affiliated companies and cumulative effect of accounting change	(7.4)	(59.7)	(13.7)	(97.8)
Benefit (provision) for taxes on income (see Note 2)	(6.5)	27.5	(21.9)	64.5
Minority interests in consolidated subsidiaries	(1.9)	(2.7)	(4.0)	(4.0)
Equity in net earnings of affiliated companies	0.6	0.6	1.0	1.1

Loss before cumulative effect of accounting change	(15.2)	(34.3)	(38.6)	(36.2)
Cumulative effect of accounting change (see Note 3)	—	—	8.4	(22.9)

Net loss	$(15.2)	(34.3)	(30.2)	(59.1)
Preferred stock dividends	(3.4)	(2.4)	(6.8)	(2.4)

Loss applicable to common shares	$(18.6)	(36.7)	(37.0)	(61.5)

Average number of common shares outstanding — basic	88.6	80.6	88.6	79.6
Basic loss per common share before cumulative effect of accounting change	$(0.21)	(0.46)	(0.51)	(0.48)
Cumulative effect of accounting change	—	—	0.09	(0.29)

Basic loss per common share	$(0.21)	(0.46)	(0.42)	(0.77)

Average number of common shares outstanding — diluted**	88.6	80.6	88.6	79.6
Diluted loss per common share before cumulative effect of accounting change	$(0.21)	(0.46)	(0.51)	(0.48)
Cumulative effect of accounting change	—	—	0.09	(0.29)

Diluted loss per common share**	$(0.21)	(0.46)	(0.42)	(0.77)

BUSINESS DIVISIONS
(In millions)

Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$641.6	644.5	1,296.6	1,256.2
Phelps Dodge Industries	320.6	322.3	643.6	629.1

	$962.2	966.8	1,940.2	1,885.3

Operating income (loss)
Phelps Dodge Mining Company	$25.8	38.2	61.5	65.5
Phelps Dodge Industries	18.5	20.3	36.0	36.3
Corporate and other	(27.1)	(68.7)	(51.6)	(99.3)

	$17.2	(10.2)	45.9	2.5

*	See Note 4 to Consolidated Financial Information.

**	Diluted loss per common share would have been anti-dilutive if based on fully diluted shares adjusted to reflect the conversion of mandatory convertible preferred shares to common shares and stock option exercises.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	June 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$298.2	349.8
Accounts receivable, net	492.1	391.1
Mill and leach stockpiles	32.6	48.9
Inventories	385.4	398.5
Supplies	142.2	142.8
Prepaid expenses and other current assets	22.9	26.5
Deferred income taxes	72.2	70.6

Current assets	1,445.6	1,428.2
Investments and long-term receivables	134.1	132.3
Property, plant and equipment, net (see Note 5)	4,740.9	4,813.7
Long-term mill and leach stockpiles	77.3	64.3
Deferred income taxes	8.5	11.0
Goodwill	99.6	90.7
Intangible assets (see Note 5)	334.6	345.9
Other assets and deferred charges	117.3	142.9

	$6,957.9	7,029.0

Liabilities
Current liabilities:
Short-term debt	$61.5	35.2
Current portion of long-term debt	134.7	127.0
Accounts payable and accrued expenses	562.9	609.1
Dividends payable	3.4	3.4
Accrued income taxes	22.0	9.4

Current liabilities	784.5	784.1
Long-term debt	1,864.9	1,948.4
Deferred income taxes	434.7	430.8
Other liabilities and deferred credits	983.0	986.8

	4,067.1	4,150.1

Minority interests in consolidated subsidiaries	71.8	65.3

Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized; 89.0 outstanding in 2003 and 88.9 outstanding in 2002	556.2	555.6
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2003 and 2002	2.0	2.0
Capital in excess of par value	1,554.6	1,552.1
Retained earnings	1,136.3	1,173.3
Accumulated other comprehensive loss	(418.3)	(458.5)
Other	(11.8)	(10.9)

	2,819.0	2,813.6

	$6,957.9	7,029.0

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,

	2003	2002

		(As Restated)*
Operating activities
Net loss	$(30.2)	(59.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	208.8	206.0
Deferred income taxes	3.5	(3.1)
Changes in net assets, special items and provisions, and other	(145.1)	35.9

Net cash provided by operating activities	37.0	179.7

Investing activities
Capital outlays	(76.7)	(48.9)
Capitalized interest	(0.2)	—
Investment in subsidiaries and other	(0.6)	(1.9)
Proceeds from asset dispositions	13.1	24.6
Other investing, net	3.4	(28.7)

Net cash used in investing activities	(61.0)	(54.9)

Financing activities
Increase in debt	23.2	16.8
Payment of debt	(78.3)	(246.7)
Preferred dividends	(6.8)	—
Issuance of shares	—	592.2
Other financing, net	34.3	(3.7)

Net cash (used in) provided by financing activities	(27.6)	358.6

(Decrease) increase in cash and cash equivalents	(51.6)	483.4
Cash and cash equivalents at beginning of period	349.8	386.9

Cash and cash equivalents at end of period	$298.2	870.3

*	See Note 4 to Consolidated Financial Information.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions except copper and molybdenum prices)

			Six Months Ended
	Second Quarter		June 30,

	2003	2002	2003	2002

		(As Restated)*		(As Restated)*
Phelps Dodge Mining Company:
Sales and other operating revenues	$641.6	644.5	1,296.6	1,256.2
Operating income (A)	$25.8	38.2	61.5	65.5
LME copper price per pound	$0.744	0.730	0.749	0.718
COMEX copper price per pound	$0.747	0.741	0.754	0.732
Implied unit cost of copper production — full	$0.695	0.698	0.691	0.689
Implied unit cost of copper production — cash	$0.535	0.534	0.535	0.526
Copper production (thousand tons):
Morenci:
Electrowon	105.5	105.9	209.0	207.4
Bagdad/Sierrita:
Concentrate	40.6	30.4	76.7	60.4
Electrowon	5.8	8.4	12.4	16.5
Miami/Bisbee:
Electrowon	3.9	1.9	9.3	3.9
Chino/Cobre:
Electrowon	7.9	13.4	16.3	31.7
Tyrone:
Electrowon	14.3	16.7	31.4	32.8
Candelaria:
Concentrate	52.5	52.5	112.5	110.2
Cerro Verde:
Electrowon	24.8	23.6	49.4	46.5
El Abra:
Electrowon	61.9	63.8	115.0	128.7
Other	1.6	—	4.0	0.4

Total copper production	318.8	316.6	636.0	638.5
Less minority participants’ shares (B)	(59.5)	(62.0)	(116.3)	(126.7)

Net Phelps Dodge share	259.3	254.6	519.7	511.8

Copper sales (thousand tons):
Net Phelps Dodge share from own mines	266.5	264.7	530.3	533.2

Metals Week - molybdenum oxide price per pound	$5.21	4.35	4.63	3.55
Molybdenum concentrate production (million pounds)	13.1	10.4	24.6	21.0
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	13.5	11.3	27.3	24.1

*	See Note 4 to Consolidated Financial Information.

(A)	Includes a special, pre-tax loss of $0.5 million in the 2003 second quarter and six months ended June 30, 2003; includes a special, pre-tax gain of $20.9 million and $34.7 million in the second quarter and six months ended June 30, 2002, respectively. (See Note 1 to Consolidated Financial Information)

(B)	Minority participant interests include (i) a 15% undivided interest in the Morenci, Arizona, copper mining complex, (ii) a one-third partnership in Chino Mines Company in New Mexico, (iii) a 20% partnership interest in Candelaria in Chile and (iv) a 49% partnership interest in the El Abra copper mining operation in Chile.

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions)

			Six Months Ended
	Second Quarter		June 30,

	2003	2002	2003	2002

Phelps Dodge Industries:
Sales and other operating revenues — unaffiliated customers:
Specialty chemicals	$166.1	140.5	328.2	269.8
Wire and cable	154.5	181.8	315.4	359.3

	$320.6	322.3	643.6	629.1

Operating income:
Specialty chemicals (A)	$15.0	17.0	29.1	30.2
Wire and cable	3.5	3.3	6.9	6.1

	$18.5	20.3	36.0	36.3

(A)	Includes a special, pre-tax gain of $3.2 million for the six months ended June 30, 2003. (See Note 1 to Consolidated Financial Information)

-11

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1. Special Items and Provisions

In the second quarter of 2003, the company recognized a net special, pre-tax gain of $4.3 million. On an after-tax basis, this gain was $4.5 million (refer to Note 2 for a further discussion of income taxes).

The following schedule summarizes special items for the second quarter and six months ended June 30, 2003:

(Gains/(losses) in millions except per share)

				Six Months Ended
	2003 Second Quarter			June 30, 2003

	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share

Special items and provisions, net:
PDMC -
Environmental provisions, net	$(0.5)	(0.4)	—	(0.5)	(0.4)	—

	(0.5)	(0.4)	—	(0.5)	(0.4)	—

PDI -
Termination of a foreign postretirement benefit plan	—	—	—	3.2	2.4	0.03

Corporate and other -
Environmental provisions, net	(2.1)	(2.0)	(0.02)	(3.4)	(3.3)	(0.03)
Environmental insurance recoveries, net	0.5	0.5	—	0.5	0.5	—

	(1.6)	(1.5)	(0.02)	(2.9)	(2.8)	(0.03)

	(2.1)	(1.9)	(0.02)	(0.2)	(0.8)	—

Miscellaneous income and expense, net:
Gain on sale of cost investment	6.4	6.4	0.07	6.4	6.4	0.07

Cumulative effect of accounting change (see Note 3)	—	—	—	9.7	8.4	0.09

Total	$4.3	4.5	0.05	15.9	14.0	0.16

The following schedule summarizes special items for the second quarter and six months ended June 30, 2002:

(Gains/(losses) in millions except per share)

				Six Months Ended
	2002 Second Quarter			June 30, 2002

	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share

Special items and provisions, net:
PDMC -
Environmental insurance recoveries, net	$(1.7)	(1.5)	(0.02)	12.1	9.7	0.12
Sale of non-core real estate	22.6	22.6	0.28	22.6	22.6	0.28

	20.9	21.1	0.26	34.7	32.3	0.40

Corporate and other -
Environmental provisions	—	2.4	0.03	(12.1)	(9.7)	(0.12)
Environmental insurance recoveries, net	6.5	5.0	0.06	8.6	6.9	0.08
Historic Cyprus Amax lawsuit settlement	(11.2)	(8.9)	(0.11)	(11.2)	(8.9)	(0.11)
Historic Cyprus Amax arbitration award	(46.5)	(44.5)	(0.55)	(46.5)	(44.5)	(0.56)

	(51.2)	(46.0)	(0.57)	(61.2)	(56.2)	(0.71)

	(30.3)	(24.9)	(0.31)	(26.5)	(23.9)	(0.31)

Miscellaneous income and expense, net:
Cost investment write-down	(0.7)	(0.8)	(0.01)	(1.2)	(1.2)	(0.01)

Release of taxes provided with regard to Plateau Mining	—	13.0	0.16	—	13.0	0.16
Tax benefit for net operating loss carryback	—	—	—	—	38.5	0.49

	—	13.0	0.16	—	51.5	0.65

Cumulative effect of accounting change (see Note 3)	—	—	—	(33.0)	(22.9)	(0.29)

Total	$(31.0)	(12.7)	(0.16)	(60.7)	3.5	0.04

2. Provision for Taxes on Income

The company’s income tax provision for the 2003 second quarter principally resulted from:

•	taxes on earnings at international operations ($12.2 million) that cannot be offset by losses at domestic operations; partially offset by

•	a benefit from finalizing year-end 2002 estimates in the company’s 2002 U.S. tax return filed in June 2003 ($4.2 million).

The company’s income tax provision for the six months ended June 30, 2003, principally resulted from:

•	taxes on earnings at international operations ($26.3 million) that cannot be offset by losses at domestic operations; partially offset by

•	a benefit from finalizing year-end 2002 estimates in the company’s 2002 U.S. tax return filed in June 2003 ($4.2 million).

3. Adoption of New Accounting Standards

Effective January 1, 2003, the company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” With the adoption of this Statement, we recognize asset retirement obligations (AROs) as liabilities when incurred, with the initial measurement at fair value. These liabilities will be accreted to full value over time through charges to income. In addition, an asset retirement cost was capitalized as part of the related asset’s carrying value and will subsequently be depreciated to expense over the asset’s useful life. Upon adoption of this Statement, we recorded an increase to our closure and reclamation reserve of approximately $2.5 million, net, an increase to our mining properties assets of approximately $12.2 million and a cumulative gain of $8.4 million, net of deferred income taxes. For the three and six months ended June 30, 2003, the effect of adopting SFAS No. 143 decreased loss before cumulative effect of accounting change by approximately $8 million, or 9 cents per common share, and $11 million, or 12 cents per common share, respectively.

The following table summarizes our asset retirement obligation liability for the quarter and six months ended June 30, 2003:

(Unaudited; dollars in millions)

		Six Months Ended
	2003 Second Quarter	June 30, 2003

Beginning balance	$152.0	138.6
Liability recorded upon adoption of SFAS No. 143	—	10.4
New liabilities during the period	0.6	0.6
Accretion expense	3.5	6.9
Payments	(0.4)	(0.8)
Revisions in estimated cash flows	21.3	21.3
Foreign currency translation adjustments	0.1	0.1

Ending balance	$177.1	177.1

During the second quarter 2003, we revised our cash flow estimates ($21.3 million discounted) for Chino and Tyrone mines based on the hearing officer’s decision rendered at the May 2003 hearing for the financial assurance requirements as part of the closure plans related to our operations at Chino, Cobre and Tyrone (previously announced on May 22, 2003). The effect of this change in estimate did not have a material impact on our results of operations for the three and six months ended June 30, 2003.

The pro forma effects of the application of SFAS No. 143 as if this Statement had been adopted on January 1, 2002, are presented below:

(Unaudited; dollars in millions except per share data)

	Second	First Six Months Ended
	Quarter	June 30,

	2002	2003	2002

Loss before cumulative effect of accounting change as reported	$(34.3)	(38.6)	(36.2)
Reduced cost of products sold, net of tax	4.5	—	9.3
Additional depreciation expense, net of tax benefit	(0.5)	—	(1.0)

Pro forma loss before cumulative effect of accounting change	$(30.3)	(38.6)	(27.9)

Loss per common share before cumulative effect of accounting change:
Basic and diluted — as reported	$(0.46)	(0.51)	(0.48)
Basic and diluted — pro forma	$(0.41)	(0.51)	(0.38)
Net loss as reported	$(34.3)	(30.2)	(59.1)
Pro forma net loss	$(30.3)	(38.6)	(50.8)
Loss per common share:
Basic and diluted — as reported	$(0.46)	(0.42)	(0.77)
Basic and diluted — pro forma	$(0.41)	(0.51)	(0.67)

Effective January 1, 2002, the company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Upon completion of the transitional impairment tests, the fair value of three of the company’s international Wire and Cable reporting units were determined to be less than the reporting units’ carrying amount. The resulting impairment loss recognized upon adoption of SFAS No. 142 in the first quarter of 2002 was $33.0 million, pre-tax ($22.9 million, after-tax), and was recognized as a cumulative effect of a change in accounting principle.

The changes in the carrying amount of goodwill for the year ended December 31, 2002, and six months ended June 30 were as follows:

(Unaudited; dollars in millions)

	Specialty Chemicals	Wire and Cable
	Segment	Segment	Total

Balance as of December 31, 2001	$88.5	54.6	143.1
Impairment losses upon adoption of SFAS No. 142	—	(33.0)	(33.0)
Foreign currency translation adjustments	(19.4)	—	(19.4)

Balance as of December 31, 2002	69.1	21.6	90.7
Foreign currency translation adjustments	8.9	—	8.9

Balance as of June 30, 2003	$78.0	21.6	99.6

4. Restatement of Consolidated Financial Statements

Prior to filing its 2002 10-K, the company identified certain accounting matters relating to its December 31, 2001, Consolidated Financial Statements and its quarterly consolidated financial information through September 30, 2002, that required restatement. These adjustments were necessary (i) to change the company’s units-of-production depreciation rate methodology for mining, smelting and refining assets to exclude estimates of future capital as well as any material other than proven and probable ore reserves, and to depreciate short-lived assets on a straight-line basis over their estimated useful lives, less salvage value; (ii) to adjust the fair value estimates of acquired reclamation obligations and to recognize the related annual accretion expense, and to revise certain reclamation cost estimates and associated charges for information obtained in 2001; (iii) to capitalize as inventory copper contained in low-grade mill and leach stockpiles, and consequent in-process materials being converted to salable products; (iv) to reverse a loss contingency reserve associated with legal matters; and (v) to increase the valuation allowance for deferred tax assets. The matters subject to adjustment were more fully discussed in the Quarterly Financial Data in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2002.

5. Reclassification of Intangible Assets

The company has recently had discussions with the Staff of the Securities and Exchange Commission regarding the balance sheet classification of certain mining concessions, primarily mining concessions containing proven and probable ore reserves and mineralized material at the company’s South American mines, and whether such assets constitute tangible or intangible assets based upon certain guidance contained in Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Historically the company has classified such assets less the related accumulated depreciation, depletion and amortization, as “Property, plant and equipment, net” on its consolidated balance sheet. The company has reclassified its mining concessions as intangible assets and previously reported historical amounts have also been reclassified for comparative purposes. These assets will continue to be amortized over their respective useful lives. The reclassifications had no effect on the company’s net loss or shareholders’ equity.